EXHIBIT 23.01



                   Consent of KPMG, LLP, Independent Auditors




The Board of Directors
Electronic Arts Inc.:

The audits referred to in our report dated May 4, 2001, include the related financial statement schedule as of March 31, 2001, and for each of the years in the three-year period ended March 31, 2001, included in Electronic Arts Inc.'s annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the incorporation by reference in the registration statements (Nos. 33-66836, 33-55212, 33-53302, 33-41955, 33-82166, 33-61781, 33-61783,
333-09683,  333-09893,  333-32239,  333-32771,  333-46937, 333-60513, 333-60517,
333-84215,  333-39430,  333-39432,  333-44222  and  333-60256)  on  Form  S-8 of
Electronic Arts Inc. of our reports dated May 4, 2001 relating to the consolidated balance sheets of Electronic Arts Inc. and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2001, and the related financial statement schedule, which reports appear in the March 31, 2001, annual report on Form 10-K of Electronic Arts Inc.




                                                                        KPMG LLP
Mountain View, California
June 28, 2001